Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals Announces R&D Portfolio Change

Reallocates Resources to AA4500 after Discontinuing Development of Current Formulation of TestoFilm™

MALVERN, PA (October 18, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced that it plans to reallocate resources to its lead development project, AA4500, after discontinuing the development of the current formulation of TestoFilm™, its testosterone replacement transmucosal film product candidate for the treatment of hypogonadism. The Company has been conducting a Phase III comparative study in the U.S. and a Phase III safety study in Europe for TestoFilm. Auxilium expects to begin a second Phase III pivotal trial of AA4500 for the treatment of Dupuytren’s Contracture by the end of 2006 and recently announced the acquisition of a manufacturing plant for AA4500 in Horsham, Pennsylvania.

Based on a recent evaluation, the Company has determined that the current formulation of TestoFilm does not meet certain critical aspects of the target product profile and as a result, would not be commercially viable. There were no safety related issues with the preliminary findings from the Phase III trials that prompted the decision. The Company believes that the transmucosal film delivery system is viable and intends to develop opportunities in hormone replacement, urologic disease and pain.

“AA4500 is a company changing product opportunity that is our top priority,” said Armando Anido, Chief Executive Officer and President. “The reallocation of resources will not affect our 2006 guidance with respect to R&D spending or net loss. However, the balance of the TestoFilm R&D costs and pre-launch commercialization expenses planned for 2007 are planned to be made available for AA4500 commercial development.”

About Auxilium

Auxilium Pharmaceuticals, Inc. is a pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 180-person sales and marketing team. Auxilium has four projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Contracture and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, and options to all indications using AA4500 for non-topical formulations. For additional information, visit http://www.auxilium.com.

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding financial guidance for R&D spending and net loss, the availability and allocation of resources, and the timing for the commencement of various clinical trials for Auxilium’s product candidates, including AA4500, during 2006, if at all. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, financial guidance and other statements containing the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

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